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                     AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

         This Amendment No.1, dated as of December 1, 1995, to that certain Employment Agreement (this "Amendment"), dated as of March 21, 1994, by and between Futurebiotics, Inc., a Delaware corporation (the "Company"), and Alan Novich (the "Executive").

                              W I T N E S S E T H :

         WHEREAS, the Company and the Executive entered into that certain Employment Agreement dated as of March 21, 1994 (the "Agreement"); and

         WHEREAS, the Company and the Executive desire to amend the Agreement to effect the changes provided for herein.

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. Effective as of the date hereof, the Agreement is hereby amended by replacing paragraphs 1, 2, 3 and 4 with the following:

                  "1. The Company hereby agrees to employ Novich and Novich hereby agrees to be employed as the Company's Chairman of the Board of Directors. Novich shall have the title "Chairman of the Board of Directors" and shall have (a) the duties commensurate with such title , and (b) such additional duties as may be required by the Board of Directors from time to time, including the investigation of overseas opportunities for the Company's products.

                  2. The term of this Agreement shall be for the period of eight (8) years commencing on the date first set forth above; provided, however, that this Agreement may be cancelled by the Company, at its sole direction, at any time after March 20, 1995, upon ninety (90) days' written notice to Employee. Each twelve month period during the term of this Agreement (i.e. March 21 through March 20) is sometimes hereinafter referred to as a "Contract Year." The territory covered by this Agreement shall be every place where the Company presently does business or may do business during the term hereof.

                  3. As consideration for Novich's agreement to provide his services to the Company, the Company hereby agrees to pay to Novich a salary of $225,000 per annum, plus an annual discretionary bonus to be determined by the Board of Directors, for each year during the term hereof (the "Term"). Such salary shall be payable by the Company on a bi-weekly basis.

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                  4. Upon the execution hereof, the Corporation shall deliver to
                  Employee options to purchase 250,000 shares of the Company's common stock at an exercise price of $2.50 per share (the "Common Stock") at any time during the period from the date set forth above to March 21, 1999, inclusive. The options and shares of Common Stock which may be obtained by employee hereunder will not registered pursuant to the Securities Act of 1933 as amended or the securities laws of any state and may not be transferred unless registered thereunder or qualifying for an exemption from registration."

         2. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

         3. Except as otherwise specifically set forth herein, all of the terms and provisions of the Existing Agreement shall remain in full force and effect.

                  IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.


                                             FUTUREBIOTICS, INC.

                                             By: /s/ Reginald Spinello
                                                --------------------------
                                                 Name:  Reginald Spinello
                                                 Title: President

                                             /s/ Alan Novich
                                             -----------------------------
                                             Alan Novich


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